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                                 Exhibit 99.1

News Release

[THE GILLETTE COMPANY LOGO]

  GILLETTE REACHES DEFINITIVE AGREEMENT TO SELL STATIONERY PRODUCTS BUSINESS

August 22, 2000

Boston -- The Gillette Company today announced that it has signed a definitive agreement to sell its stationery products business to Newell Rubbermaid, with whom Gillette has been in exclusive negotiations since June. Under the terms of the agreement, Newell Rubbermaid will assume a substantial portion of the assets of the business. The price of the transaction and other specific terms of the agreement were not disclosed.

The Gillette stationery products business consists of the Paper Mate, Parker and Waterman writing instruments brands and the Liquid Paper correction products franchise, as well as related assets.

"Newell Rubbermaid is the right buyer to enhance future prospects of these quality stationery products brands," said Gillette Chairman Michael C. Hawley. He added that the decision to divest the stationery products business reflected the Company's strategic focus on global businesses in which Gillette is the world leader. "Our resources will now be devoted to the three core businesses of grooming, portable power and oral care," Mr. Hawley said.

Closing of the transaction is subject to regulatory approval and certain other customary conditions.

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